Exhibit 10.2

July 19, 2016

Lighting Science Group Corporation, as Borrowers' Agent

1350 Division Road, Suite 102 | West Warwick, Rhode Island 02893

Attn.: General Counsel

Facsimile No.: (321) 779-5521

Office: (321) 610-9446

RE:     Sixth Amendment to Loan and Security Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement dated as of April 25, 2014 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement"), among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation ("LSG"), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company ("BioLogical"), ENVIRONMENTAL LIGHT TECHNOLOGIES CORP., a Delaware corporation ("ELT"; LSG, BioLogical and ELT are hereinafter referred to collectively as "Borrowers" and each individually as a "Borrower"), the various financial institutions from time to time party thereto as lenders (collectively, "Lenders") and ACF FINCO I LP, as assignee of FCC, LLC, in its capacity as agent for Lenders (together with its successors and assigns in such capacity, "Agent"). Each capitalized term used herein, unless otherwise defined herein, shall have the meaning ascribed to such term in the Loan Agreement.

Borrowers, Agent and Lenders desire to amend the Loan Agreement, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

The Loan Agreement is hereby amended as follows:

(a)     By adding the following definitions of "EBITDA" and "Fixed Charge Coverage Ratio" to Section 1 of the Loan Agreement in appropriate alphabetical order:

"EBITDA" means, with respect to any period, Borrowers' net income (excluding extraordinary gains) for such period, before provision for interest expense, taxes, depreciation, amortization and non-cash stock compensation, plus (i) to the extent deducted from the foregoing calculation of net income during such period, impairment charges with respect to Borrowers' goodwill, plus (ii) to the extent deducted from the foregoing calculation of net income during such period, losses with respect to dispositions of Borrowers' Equipment made during such period, minus (iii) to the extent included in the foregoing calculation of net income during such period, gains with respect to dispositions of Borrowers' Equipment made during such period, plus (iv) to the extent deducted from the foregoing calculation of net income during such period, adjustments in the fair market value of warrants issued by LSG, minus (v) to the extent included in the foregoing calculation of net income during such period, adjustments in the fair market value of warrants issued by LSG plus (vi) subject to satisfaction of the conditions hereon set forth in the Sixth Amendment Consent Letter, the amount of cash equity contributions, other than the Sixth Amendment Equity Contribution, permitted hereunder in an amount not to exceed an aggregate of $2,500,000 that is contributed to the Borrower from the Sponsor from and including the Sixth Amendment Effective Date to and including March 30, 2017, solely for purposes of determining compliance with Item 21 of the Schedule during the relevant fiscal quarters.

"Fixed Charge Coverage Ratio" means a ratio of Borrowers' (i) EBITDA, to (ii) interest expense (but excluding interest paid in property other than cash and any other interest expense not paid in cash during such period), plus payments of principal actually made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid payments on Subordinated Debt and principal payments on revolving loans under this Agreement), plus payments with respect to capitalized leases, plus payments with respect to taxes, plus dividends and distributions, plus unfinanced capital expenditures.

"Sixth Amendment" means that certain Sixth Amendment to Loan and Security Agreement, dated as of the Sixth Amendment Effective Date, by and among the Borrowers, Agent and the Lenders party thereto.

"Sixth Amendment Consent Letter" means that certain letter agreement dated as of the Sixth Amendment Effective Date, by and among the Obligors, Agent and Lenders, with respect to the Sixth Amendment Equity Contribution and related matters.

"Sixth Amendment Effective Date" means July 19, 2016.

"Sixth Amendment Equity Contribution" means the cash equity contribution related to the issuance of Series J Convertible Preferred Stock on the Sixth Amendment Effective Date in an amount not to exceed $5,000,000, made by Sponsor to LSG and immediately contributed to the capital of LSG in connection with the Sixth Amendment on or prior to the Sixth Amendment Effective Date.

(b)     By deleting clause (i) from the definition of "Permitted Acquisition" set forth in Section 1 of the Loan Agreement and by substituting the following in lieu thereof:

(i)     Borrowers shall demonstrate to Agent’s reasonable satisfaction, after giving effect to the proposed Acquisition, that on a pro forma basis Borrowers would have had a Fixed Charge Coverage Ratio of 1.00 to 1.00 for the twelve months ending as of the last day of the fiscal quarter ending immediately prior to the proposed Acquisition; and

(c)     By deleting the definition of "Pro Forma Confirmation" from Section 1 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:

“Pro Forma Confirmation” means, with respect to any Acquisition, Investment or loan, a written confirmation, supported by reasonably detailed calculations reasonably satisfactory to Agent, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, Investment or loan, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) Borrowers would have had a Fixed Charge Coverage Ratio of 1.00 to 1.00 for the twelve months ending as of the last day of the fiscal quarter ending immediately prior to the proposed date of consummation of such proposed Acquisition, Investment or loan; provided, that in the case of an Acquisition, such calculation shall be created by adding the historical combined financial statements of Borrowers and their subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition.

(d)     By deleting Section 13(c)(i) of the Loan Agreement in its entirety and by substituting in lieu thereof the following:

(i)     Notwithstanding the existence of a Default resulting from a financial covenant violation under Item 21 of the Schedule, a cash equity contribution (in the form of common equity or other Qualified Equity Interests having terms acceptable to Agent, and excluding in any event the Sixth Amendment Equity Contribution) made by Sponsor to LSG and immediately contributed to the capital of LSG, on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for the applicable fiscal quarter, will, subject to the terms of clause (ii) of this Section 13(c), at the written request of Borrowers' Agent and solely to the extent not already included in the calculation thereof, be included in the calculation of EBITDA, solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Curative Equity Contribution”).

(e)     By deleting Item 21 of the Schedule in its entirety and by substituting in lieu thereof the following:

21.     Financial Covenant. Borrowers shall maintain EBITDA, measured for the 12 month period ending on the last day of each fiscal quarter, of not less than the amount set forth opposite such period below:

Fiscal Quarter	Minimum EBITDA
June 30, 2016

EBITDA projected for such fiscal quarter in Borrowers’ final forecasted financial statements for the applicable year delivered in accordance with Section 9(a) to the extent reasonably satisfactory to Agent; less an amount equal to 25% of such projected EBITDA for such fiscal quarter; provided, that for the twelve-month period ending on June 30, 2016, EBITDA, for the purposes of calculating compliance with this Item 21 and for no other purpose, shall be increased by Four Million Dollars ($4,000,000) and (subject to satisfaction of the conditions hereon set forth in the Sixth Amendment Consent Letter) the amount of the Sixth Amendment Equity Contribution

September 30, 2016

($3,750,000); provided, that for the twelve-month period ending on September 30, 2016, EBITDA, for the purposes of calculating compliance with this Item 21 and for no other purpose, shall (subject to satisfaction of the conditions hereon set forth in the Sixth Amendment Consent Letter) be increased by the amount of the Sixth Amendment Equity Contribution.

December 31, 2016

$500,000; provided, that for the twelve-month period ending on December 31, 2016, EBITDA, for the purposes of calculating compliance with this Item 21 and for no other purpose, shall (subject to satisfaction of the conditions hereon set forth in the Sixth Amendment Consent Letter) be increased by the amount of Sixth Amendment Equity Contribution

March 31, 2017

EBITDA projected for such fiscal quarter in Borrowers’ final forecasted financial statements for the applicable year delivered in accordance with Section 9(a) to the extent reasonably satisfactory to Agent; less an amount equal to 25% of such projected EBITDA for such fiscal quarter; provided, that for the twelve-month period ending on March 31, 2017, EBITDA, for the purposes of calculating compliance with this Item 21 and for no other purpose, shall (subject to satisfaction of the conditions hereon set forth in the Sixth Amendment Consent Letter) be increased by the amount of Sixth Amendment Equity Contribution

(f)     By deleting Exhibit B to the Loan Agreement in its entirety and by substituting in lieu thereof Exhibit B to this Amendment.

The effectiveness of the amendments contained herein is subject to Agent's receipt of (a) a duly executed amendment to the Term Loan Agreement in form and substance satisfactory to Agent, (b) a duly executed secretary's or manager's certificate of resolutions with respect to each Borrower, in each case in form and substance satisfactory to Agent, (c) the amendment fee referenced below in immediately available funds, (d) the written consent by Medley, in its capacity as agent for the other Term Loan Parties, to the payment by Borrowers to Agent of such amendment fee, and (e) LSG's receipt of not less than $5,000,000 in cash proceeds of the Pegasus Sale (as defined in a certain letter agreement dated on or about the date hereof among Borrowers, Guarantor, Agent and Lenders).

By its signature hereto, each Borrower hereby (a) ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents; (b) acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower); and the security interests and liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and liens; and (c) represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this agreement, that (i) no Default exists on the date hereof or would result from the effectiveness of this agreement, (ii) the execution, delivery and performance of this agreement have been duly authorized by all requisite company action on the part of such Borrower and this agreement has been duly executed and delivered by such Borrower, and (iii) all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct on and as of the date hereof. Without limiting the generality of the foregoing, each Borrower acknowledges and agrees that nothing contained in this Amendment shall be construed as a waiver of any Default that may in the future occur pursuant to Section 13(a)(v) of the Loan Agreement, including as a result of any breach of Section 7.6 of the Term Loan Agreement.

In consideration of Agent's willingness to enter into this Amendment as set forth herein, Borrowers agree to pay Agent an amendment fee in the amount of $60,000 in immediately available funds on the date hereof. Additionally, Borrowers jointly and severally agree to pay to Agent and Lenders, on demand, all costs and expenses (including taxes and legal fees and expenses) incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this agreement and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto. Except as otherwise expressly provided in this agreement, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect. This agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement may be executed in any number of counterparts and by different parties to this agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page hereto that is delivered by facsimile or other electronic transmission shall be deemed to be an original signature hereto. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this agreement.

To induce Agent and Lenders to enter into this Amendment, each Borrower hereby RELEASES, ACQUITS AND FOREVER DISCHARGES Agent and each Lender, and all officers, directors, agents, employees, successors and assigns of Agent or any Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that any Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

[Signatures appear on following page]

The parties hereto have caused this agreement to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

AGENT AND SOLE LENDER: ACF FINCO I LP, as assignee of FCC, LLC By: /s/ John J. Nooney Name: John J. Nooney Title: Managing Director

Accepted and agreed to:

BORROWERS:

LIGHTING SCIENCE GROUP CORPORATION

By:      /s/ Ed Bednarcik

Name: Ed Bednarcik

Title:   Chief Executive Officer

BIOLOGICAL ILLUMINATION, LLC

By:      /s/ Ed Bednarcik

Name: Ed Bednarcik

Title  : Chief Executive Officer

ENVIRONMENTAL LIGHT TECHNOLOGIES CORP.

By:      /s/ Ed Bednarcik

Name: Ed Bednarcik

Title:   Chief Executive Officer

Consented to by Guarantor:

LSGC, LLC

By:      /s/ Ed Bednarcik

Name: Ed Bednarcik

Title:   Chief Executive Officer

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[to be provided on borrowers’ agent's letterhead]

__________________, 201__

ACF FinCo I LP

580 White Plains Road, Suite 610

Tarrytown, NY 10591

Attn: Oleh Szczupak

Facsimile No.: (914) 418-1217

The undersigned, the                           of LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“LSG”), in its capacity as Borrowers' Agent under (and as defined in) the Loan Agreement (as hereinafter defined), gives this certificate to ACF FINCO I LP, in its capacity as agent (together with its successors and assigns in such capacity, “Agent”) for various financial institutions (“Lenders”), in accordance with the requirements of that certain Loan and Security Agreement dated as of April 25, 2014 among LSG, BioLogical Illumination, LLC, a Delaware limited liability company, Environmental Light Technologies Corp., a Delaware corporation, Agent and Lenders (as amended, restated, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

No Default exists on the date hereof, other than:                    [if none, so state].

As of the date hereof, each Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding a Borrower’s failure to pay or delay in payment of any such rent or other charges.

Set forth on Appendix 1 attached hereto is a true, accurate and complete calculation with respect to each financial covenant of Borrowers under the Loan Agreement.

Yours truly, LIGHTING SCIENCE GROUP CORPORATION, as Borrowers' Agent By: Name: Title:

Appendix 1

A.	Minimum EBITDA requirement as set forth in Item 21 of the Schedule for the fiscal quarter then ending: $___________________

B.	Actual EBITDA for the fiscal quarter then ending:

Net Income	$______________________, plus
Interest Expense	$______________________, plus
Taxes	$______________________, plus
Depreciation	$______________________, plus
Amortization	$______________________, plus
Non-Cash Stock Compensation	$______________________ equals

Actual EBITDA $___________________

C.     Compliant: ____ Yes ____ No